EXHIBIT 1.4

                              FUND ESCROW AGREEMENT

         THIS AGREEMENT is made and entered into this ____ day of October, 1997 by and among the following:

         United Oilfield Services, Inc. (the "Company"), a Texas corporation, whose address is 615 Upper North Broadway, Suite 950, MT-198, Corpus Christi, Texas 78477;

         D. E. Frey & Company, Inc. (the "Underwriter"), a Colorado corporation, whose address is 1700 Lincoln Street, Suite 2200, Denver, Colorado 80203;

         Colorado State Bank and Trust, N.A. (the "Escrow Agent") whose address is 1600 Broadway, Denver, Colorado 80202.

                                R E C I T A L S:

         A. The Company has filed a Registration Statement on Form S-1 and amendments thereto (the "Registration Statement"), pursuant to which the Company proposes to issue and offer for public sale (the "Public Offering") 1,000,000 shares of common stock, $.01 par value (the "Shares"). The offering will be made on a best efforts, all or nothing, basis through the Underwriter;

         B. Pursuant to the terms of the Registration Statement, provision must be made to impound in escrow for certain periods, as more particularly described in paragraph 2 hereof, commencing upon the effective date of the Registration Statement (the "Effective Date") and for the benefit of purchasers in the Public Offering, the gross proceeds from the sale of the Shares; and

         C. The Company and the Underwriter desire to enter into an agreement with the Escrow Agent for the purpose of fulfilling the escrow requirements as set forth in the Registration Statement.

         NOW THEREFORE, in consideration of the foregoing recitals, and the mutual promises and covenants contained herein, the parties agree as follows:

         1. ESTABLISHMENT OF ESCROW ACCOUNT. The Company and the Underwriter hereby appoint the Escrow Agent, and the Escrow Agent accepts said appointment to receive from the Underwriter the monies paid by the subscribers for the Shares and to hold such subscription payments in accordance with the terms herein. The Underwriter agrees to deliver to the Escrow Agent within two business days following receipt, all proceeds, including customer checks, drafts, or money orders payable to the Escrow Agent, from the sale of the Shares in the Public Offering, together with a written account of each sale, which account shall set forth, among other things, the names, addresses and social security or taxpayer identification numbers of the purchasers, the number of Shares purchased by each, the amount paid therefor, and whether the consideration received was in the form of cash or evidenced by a check, draft, or money order. The Escrow Agent shall have the right to reject and return to the Underwriter any funds that are not accompanied by the
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required information or that do not reconcile to the amount set forth in the written account of the sale at the time of deposit with the Escrow Agent. The Escrow Agent shall establish a segregated non-interest-bearing escrow account, which shall be entitled "United Oilfield Services, Inc. Escrow Account (the "Escrow Account") into which all subscription amounts shall be deposited. The Escrow Account shall be created and maintained subject to the customary rules and regulations of the Escrow Agent pertaining to such accounts. During the Escrow Period (as hereinafter defined), none of the amounts deposited in the Escrow Account shall become the property of the Company or any other entity, or subject to the debts of the Company or any other entity, and the Escrow Agent shall not make or permit any disbursements from the Escrow Account. The Escrow Agent shall have no obligation to invest any of the deposited funds or to pay interest thereon.

         2. ESCROW PERIOD. The Escrow Period shall begin on the Effective Date and shall terminate on:

                  (a) the expiration of 60 days from the Effective Date, which period may be extended by up to an additional 30 days by mutual written consent of the Company and the Underwriter; or

                  (b) the election of the Company to terminate the Offering.

         3. DISBURSEMENT OF FUNDS. Unless all of the Shares are sold within the period referred to in paragraph 2, the agency between the Company and the Underwriter will terminate. In the event the Public Offering is not fully subscribed within the period referred to in paragraph 2, the Escrow Agent, as promptly as possible, shall return to each of the purchasers of the Shares the amount paid in by them for the purchase of the Shares and collected by the Escrow Agent, without interest and without any deductions. Each amount paid or payable to each purchaser pursuant to this paragraph shall be deemed to be the property of each purchaser, free and clear of any and all claims of the Company or any of its creditors, and the respective agreements to purchase the Shares made and entered into in the Public Offering thereupon shall be deemed to be cancelled, without any further liability of said purchasers to pay for the Shares purchased. The Escrow Agent shall be required to make such payment only to the person named in the written account of each sale to be furnished by the Underwriter pursuant to paragraph 1 hereof at the address set forth in the written account. Any funds payable to the purchasers of the Shares which the Escrow Agent cannot disburse to the purchasers because the address given in the written account is defective or which the Escrow Agent cannot disburse for any other reason to said purchaser shall be retained by the Escrow Agent and dealt with in accordance with applicable Colorado law. At such time as the Escrow Agent shall have made all payments and remittances provided for in this paragraph, the Escrow Agent shall be completely discharged and released of any and all further liabilities and responsibilities hereunder.

         4. ESCROW AGENT FEE. The Company shall pay the Escrow Agent a fee in the amount of $_______, which shall cover all fees and expenses of the Escrow Agent in connection with the actions taken under this Agreement, and such fee shall be paid regardless of whether this Agreement terminates pursuant to paragraph 2. In addition, the Company shall pay the Escrow Agent a refundable deposit of $_________ which shall be used to pay for costs and expenses incurred by Escrow Agent if funds deposited in the subject escrow are returned to investors pursuant to

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paragraph 2 or otherwise. Any remaining portion of the refundable deposit referred to in this paragraph shall be returned by the Escrow Agent to the Company upon termination of this Agreement.

         5. DUTIES AND RESPONSIBILITIES OF ESCROW AGENT. The Escrow Agent shall not issue any certificates of deposit, stock certificates, or any other instrument or document representing any interest in the deposited funds, but written notice acknowledging receipt of the deposited funds will be delivered from time to time, but no more frequently than once per week, by the Escrow Agent to the Company and the Underwriter. The Escrow Agent shall give the Company and the Underwriter prompt written notice when funds deposited in the Escrow Account total $_________. The Escrow Agent shall not be responsible for fees in conjunction with the issuance or transfer of securities. The Company and the Underwriter agree to provide to the Escrow Agent all information necessary to facilitate the administration of this Agreement, and the Escrow Agent may rely upon such information provided. In performing any of its duties hereunder, the Escrow Agent shall not incur any liability to anyone for any claims, damages, losses, costs or expenses, except for willful misconduct or gross negligence, and it shall accordingly not incur any such liability with respect to (i) any action taken or omitted in good faith upon advice of counsel given with respect to any questions relating to the duties and responsibilities of the Escrow Agent under this Agreement or (ii) any action taken or omitted in reliance upon any instrument, including the written advice provided for herein, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons, and to conform with the terms of this Agreement.

         The Escrow Agent shall not be obligated to take any action which it is not expressly directed to take in this Agreement unless and until it shall have received written instruction from the Company and/or the Underwriter. The Escrow Agent shall have no duty to know or determine performance or non-performance of any provision of any agreement between the other parties hereto, and the original, or a copy, of any such agreement deposited with the Escrow Agent shall not bind such agent in any manner. The Escrow Agent assumes no responsibility for the validity or sufficiency of any documents or paper or payments deposited or called for hereunder except as may be expressly and specifically set forth in this Agreement in clear and unambiguous language, and the duties and responsibilities of the Escrow Agent are limited to those expressly and specially stated in this Agreement in such language.

         6. INDEMNIFICATION. The Company and the Underwriter hereby agree to indemnify and hold harmless the Escrow Agent against any and all losses, claims, damages, liabilities, costs and expenses, including reasonable costs of investigation and attorneys' fees and disbursements, which may be imposed upon the Escrow Agent or incurred by the Escrow Agent hereunder, or their performance of its duties hereunder, including any litigation arising from this Agreement or involving the subject matter hereof. The Escrow Agent in its actions pursuant to this Agreement shall be fully protected in every reasonable exercise of its discretion and shall have no obligations hereunder to the Company or to any other party, except as expressly set forth herein.

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         7. DISPUTES. If at any time a dispute shall exist as to the duties of the Escrow Agent and the terms hereof, or if funds deposited hereunder are not withdrawn on or before thirty (30) days after the end of the Escrow Period set forth in paragraph 2, the Escrow Agent may, in its discretion, deposit said funds with the Clerk of the District Court for the city and county of Denver, State of Colorado and may interplead the parties hereto as to the rights, if any, in such funds. Upon so depositing such funds and filing its complaint in interpleader, the Escrow Agent shall be completely discharged and released from all further liability or responsibility under the terms hereof. The parties hereto, for themselves, their successors and assigns, do hereby consent to the jurisdiction of said Court and do hereby appoint the Clerk of said Court as their agent for service of all process in connection with the proceeding mentioned in this paragraph.

         8. NOTICES. All notices, demands, or requests required or authorized hereunder shall be deemed given sufficiently if in writing and sent by registered mail or certified mail, return receipt requested, and postage prepaid, or by facsimile, telex, telegram or cable. No notice shall be given until given in writing and shall be sent, postage prepaid, addressed as follows:

         (a)      If to the Company, notice is deemed given when received by:

                  UNITED OILFIELD SERVICES, INC.
                  615 Upper North Broadway, Suite 950 MT-198
                  Corpus Christi, Texas  78477

         (b)      If to the Underwriter, notice is deemed given when received by:

                  D. E. FREY & COMPANY, INC.
                  1700 Lincoln Street, Suite 2200
                  Denver, Colorado  80203

         (c)      If to the Escrow Agent, notice is deemed given when received by:

                  COLORADO STATE BANK AND TRUST, N.A.
                  1600 Broadway
                  Denver, Colorado  80202

         9. TERMINATION. This Agreement may be terminated by either the Company and the Underwriter or the Escrow Agent upon three days prior written notice given by either the Company and the Underwriter or the Escrow Agent to the other party or parties hereto; provided however, that in the event such notice of termination is given by the Escrow Agent hereunder, the Escrow Agent agrees that it shall continue to serve as escrow agent and to perform all of its duties and obligations hereunder until such time as the Company has designated a qualified successor entity to serve as escrow agent. If such notice of termination is given by the Escrow Agent as aforesaid, the Company shall use all reasonable efforts to designate a successor entity to serve as escrow agent as promptly as practicable.

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         10. MISCELLANEOUS.

         (a) The Company agrees to give the Escrow Agent appropriate written notice of the Effective Date and of any extension of the Escrow Period referred to in paragraph 2.

         (b) This Agreement shall be governed and interpreted by the laws of the State of Colorado and shall not be amended except by written instrument duly executed by the parties hereto, or their respective successors and assigns.

         (c) This Agreement may be executed in counterparts.

         (d) This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

         IN WITNESS WHEREOF, the parties hereto have executed this Fund Escrow Agreement on the date first written above.

COLORADO STATE BANK AND TRUST, N.A.,
Escrow Agent

By: _________________________________
         Authorized Officer


UNITED OILFIELD SERVICES, INC.,
Company

By: _________________________________
         Authorized Officer


D. E. FREY & COMPANY, INC.,
Underwriter

By: _________________________________
         Authorized Officer

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